Exhibit 2.3

INDEX No. 5,966-2017

CONTRACT OF PLEDGE WITHOUT CONVEYANCE ON SHARES

GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE

AS CONSTITUENT

TO

LORD SECURITIES CORPORATION

IN ITS CAPACITY OF COLLATERAL AGENT

IN SANTIAGO, CHILE, September 21, 2017, before me, Raúl Undurraga Laso, Notary Public Holder of the 29th Notary of Santiago, domiciled in Mac Iver 225, commune of Santiago, appear:

GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE, Tax Identification Number 59,105,330-2, Chilean agency of GEOPARK LATIN AMERICA LIMITED, a foreign company incorporated and existing under the laws of Bermuda, duly represented by Mrs. FERNANDA CHIARINI ZANETTA, brazilian, married, lawyer, identity card for foreigners number 24,735,080-7, both domiciled for these purposes in Nuestra Señora de los Ángeles number one hundred and seventy-nine, commune of Las Condes, hereinafter and interchangeably "GeoPark Agencia en Chile" or the "Shareholder";

GEOPARK CHILE S.A., a closed stock company incorporated and existing under the laws of the Chilean Republic Tax Identification Number 76,133,071-2, duly represented by Mrs. FERNANDA CHIARINI ZANETTA, already individualized, both domiciled for these purposes in Nuestra Señora de los Ángeles number 179, commune of Las Condes, hereinafter and interchangeably the “Society” or “GeoPark Chile”; and

/ LORD SECURITIES CORPORATION a company incorporated and existing under the laws of the State of Delaware, United States of America, with domicile at 48 Wall Street, 27th floor, city and state of New York, United States of America / hereinafter the "Collateral Agent" in conjunction with GeoPark Agencia en Chile and GeoPark Chile, as the "Parties" /, represented, as will be credited, by TMF CHILE ASESORÍAS EMPRESARIALES LIMITADA, a limited liability company incorporated and existing under the laws of the Chilean Republic, Tax Identification Number 76.646.770-9, and this one in turn, represented, according to will be credited, by Mr. FERNANDO RIVERA BUSTOS, Chilean, married, commercial engineer, identity card number 7.052.003-6, all domiciled for these purposes in Huérfanos number 770, floor 24, commune and city of Santiago, who acts for itself and in representation of the bondholders and the trustee /in accordance with these terms are defined below/the appearing persons of legal age, who credited their identities with the aforesaid identity documents and declare:

ONE: Background Information.

One. Bond Indenture By private instrument concluded in English language dated September 21, 2017, and governed by the laws of the State of New York, United States of America, /a/ GEOPARK LIMITED, a foreign company incorporated and existing under the laws of Bermuda, as issuer, /hereinafter “GeoPark Limited” or the “Issuer”/, parent company of GeoPark Agencia en Chile; /b/ BANK OF NEW YORK MELLON, as representative of the bondholders, / as the term is defined below / hereinafter the “Trustee”/; and /c/ LORD SECURITIES CORPORATION, as collateral agent, entered into a bond indenture /hereinafter the “Indenture"/, whereby it was agreed to a bond issuance /hereinafter the "Bonds"/ denominated in dollars of the United States of America, /hereinafter “Dollars”/ for the total amount of up to 425 Million in capital, a copy of which is notarized on this same date and in this notary office, under the Index five thousand nine hundred and sixty three, and which is considered an integral part of this instrument for all legal purposes. In accordance with the terms and conditions established in the Indenture, Bank of New York Mellon in its capacity as Trustee designated LORD SECURITIES CORPORATION as collateral agent to act by itself and in representation of the Bondholders / this is, the initial purchasers of the Bonds and of any holder who purchases them in the future, /hereinafter the "Bondholders"/ subscribe certain guarantee contracts under the Chilean law, to be granted by the Issuer and its related companies, including GeoPark Agencia en Chile, with the purpose of ensuring the obligations derived from the Bonds issuance and those contained in the Indenture, under the terms indicated in paragraph five of this clause one. In accordance to the Indenture, the Collateral Agent is authorized to act through, or represented by, its Affilliates or related persons, in accordance to the terms established in the bond issuance documents. In accordance to the abovementioned, and as to it is established in the Power of Attorney granted in the city of New York, the Collateral Agent granted powers to TMF Chile Asesorías Empresariales Limitada so this company, acting through its representatives, can represent the Collateral Agent in the signature and other related acts for the execution of the pledge agreement in favor of the Collateral Agent, who will be acting for the bondholders regarding the Bonds issuance.

Also, by a private instrument called "Purchase Agreement", dated September 14, 2017, subscribed in english and subject to the laws of the State of New York, United States of America, the Issuer and Credit Suisse Securities (USA) LLC and Goldman Sachs & Co. LLC as initial purchasers of the bonds /the “Initial Purchasers”/ subscribed a purchase agreement regarding the Bonds / hereinafter, the "Purchase Agreement". Finally, the Issuer has elaborated a prospectus for the issue of the Bonds called "Offering Memorandum", dated September 21, 2017, which contains the terms and conditions under of which such securities will be placed on the international market, as well as information related to the Issuer and its activities and businesses.

Two. Issuance characteristics /i/ Denomination. The Bonds shall be issued in minimum denominations of two hundred thousand dollars and, in excess of that amount, in integral multiples of one thousand dollars.

/ii/ Interests. The amounts of capital owed by GeoPark Limited under the Bonds, shall bear interest at the rate of interest per year referred to below and payable every six months on the days March 21 and September 21 of each year, starting from the March 21, 2018.

/iii/ Interest Rate. The interest rate applicable to the Bonds shall be six point five cero cero per cent per annum, calculated on the basis of a year of three hundred and sixty days composed of twelve months of thirty days each.

/iv/ Payment of interest. The accrued interest shall be paid by GeoPark Limited every March 21 and September 21, starting on the March 21, 2018. In the event that such date is a non-business day, the accrued interest shall be paid on the next Business Day / defined as any day other than a Saturday, Sunday or any other day in that banks in the State of New York or in Chile are not authorized by law to operate or that should remain closed.

/v/ Maturity Dates of the Bonds. The Bonds will mature in one installment on the September 21, 2024. The Indenture sets out the conditions, terms, dates and costs under which GeoPark Limited is authorized to make any advance payment of the Bonds.

/vi/ Place of Payment. The place of payment of the Bonds shall be at the domicile of the entities that GeoPark Limited designate as Paying Agent, hereinafter the "Paying Agent. In the Indenture, GeoPark Limited appointed, The Bank of New York Mellon, as Paying Agent.

/vii/ Currency of payment. Any payment made by GeoPark Limited in connection with the Indenture shall be made in Dollars.

/viii/ Taxes. Any payment effected by GeoPark Limited in connection with the bonds must be made free and clear of, and without any, deduction or withholdings made in the name or on account of, any tax / for lease, document, sale, stamp, registration, emission, property, levy or other /, right, estimation, rate, taxation, mandatory loan, charge or deduction / the "Tax" /, current or future, of any nature established or charged by or in Chile or Bermuda unless the withholding or deduction of such a tax is compulsory by law or by administrative interpretation of the authority. In the latter case, if GeoPark Limited is obliged to withhold or deduct any tax in respect of any amount to be paid in connection with the Bonds, GeoPark Limited shall pay the Bondholders those additional amounts as may be necessary so they are able to earn, after such withholdings or deductions, a net amount equivalent to the amount they would have received according to the terms of the Bonds in the absence of the aforementioned withholdings or deductions /hereinafter referred to as the "Additional Amounts"/. Notwithstanding the foregoing, no Additional Amounts shall be paid to the Bondholder in the cases listed in clause four paragraph 22 of the Indenture.

/ix/ Events of Default: The occurrence and continuance of any of the events of default /the “Events of Default”/ as defined in Section Six.One of the Indenture/ shall constitute an event of default in respect of the Bonds. The occurrence and continuance of an event of default, in so far as the provisions in Section Six.Two of the Indenture are complied with, will cause the acceleration of all outstanding Bonds to that date, which shall be immediately due and payable.

Three. Obligations Each one of the obligations of GeoPark Limited arising from the Bonds and from any other document related thereto, or in connection with the above, including, but not limited to the Indenture, or of this instrument, as well as any extension, modification or supplementation of any of the above, and also any other instrument that GeoPark Limited has signed or accepted, or may enter into or accept in the future to document such obligations, whether current or future, due or not yet due, than at any time GeoPark Limited has in favor of the Bondholders, are hereinafter referred to as an "Obligation" and, collectively, the "Obligations".

Four. Collateral Agent. It is noted for the record that the Collateral Agent, duly represented in the form indicated in the introduction of this agreement, acting for and in benefit of the Bondholders and the Trustee, has already been appointed on behalf of the Bondholders to act under the section two point cero three of the Indenture as their collateral agent, with broad powers to represent them in the exercise of the rights and remedies that these Bondholders may have under the applicable laws in connection with warranties relating to the Indenture or the Bonds, and any other documents containing the Obligations. GeoPark Agencia en Chile and the other parties hereby expressly accept, under the provisions of article 18 of the Law number twenty thousand one hundred and ninety, and acknowledge as sufficient the appointment of the Collateral Agent, as collateral agent in accordance with the provisions of the Indenture and the power conferred by means of the Indenture.

Five. Definitions.

The capitalized terms contained in the present instrument which are not expressly defined therein, shall have the meaning that they have assigned in the Indenture, the Bonds and other documents of the transaction.

SECOND: Shares: GeoPark Agencia en Chile owns eighty-nine millions nine hundred ninety nine thousand nine hundred ninety nine shares of the series of GeoPark Chile, which consist in the certificate number five, hereinafter the “Shares”. GeoPark Chile is a company duly incorporated and validly existing under the laws of the Republic of Chile, Tax Identification Number seventy-six million three hundred and thirty-three thousand three hundred and seventy-one dash two, established by a public deed on the twenty-first day of January in the year two thousand and eleven, granted in the Notary of Santiago of Mr. Andrés Rubio Flores, Index one hundred and nine/ two thousand and eleven. A certified excerpt of the articles of association was registered at folio five thousand nine hundred and seventy-nine number four thousand six hundred and sixty, of the Registry of Commerce corresponding to the year two thousand and eleven, and was published in the Official Gazette of fourth of February two thousand and eleven.

THREE: Establishment of Pledge without Conveyance on Shares In order to ensure the full, effective and timely compliance of all and each of the Obligations, GeoPark Agencia en Chile, as sole owner of the Shares, hereby grants in favor of the Collateral Agent acting for and in benefit of the Bondholders and the Trustee, duly represented in the form indicated in the introduction of this agreement, a first lien pledge without conveyance on the Shares in accordance with the provisions of article 14 of the law number twenty thousand one hundred and ninety, / the "Law of Pledge without Conveyance /, hereinafter the “Pledged Shares”. The in rem right to pledge shall be deemed constituted from the date of registration of this instrument into the Registry of Pledges Without Conveyance. The Parties agree that the Pledge that is constituted by this instrument is intended to ensure to the Collateral Agent, acting for and in benefit of the Bondholders and the Trustee, the full, effective and timely compliance with each and every one of the Obligations, as well as the payment of any other sum owed by virtue of the same, including but not limited to, taxes, levies, contributions, fees, charges, deductions, commissions, fees, remunerations, reimbursable expenses, compensation of damages, cost increases, financial costs, disbursements, costs and expenses of collection, judicial or extrajudicial, including reasonable attorneys' fees, if any, incurred on the occasion of legal actions or claims for the collection or execution of this pledge, as well as the extensions and renovations that could be agreed in connection with the Obligations, whether that their compliance is due at the times agreed upon or in advance, in the event of acceleration.

According to number four of article three of article fourteen of Law number twenty thousand one hundred and ninety, the Parties declare that the amount of the debt arising from the Obligations correspond to an amount of up to four hundred and twenty five million Dollars for concept of capital, plus the amount of interests and other services that are owed, according to the Indenture.

FOUR: Prohibition of lien and dispose. GeoPark Agencia en Chile undertakes (i) not to encumber, in whole or in part, the Pledged Shares, except for the constitution of permitted collateral liens / the “Permited Collateral Liens”/ as such term is defined in the Indenture, (ii) not to sell, contribute to, or dispose in any form, in whole or in part, of the Pledged Shares, except to the extent permitted by the Indenture, and (iii) not to execute any act or contract with respect to the Pledged Shares, except those agreements or covenants of shareholders who do not set, in respect of the provision or transfer of Pledged Shares, terms that are more restrictive than those currently provided for in the agreements of shareholders referred to in the clause Five below, all of the above without the prior authorization given in writing by the Collateral Agent. Moreover, GeoPark Agencia en Chile assumes the obligation of not approving at the company's Shareholders' Meetings any subject that creates a material adverse effect on the pledges, restrictions and prohibitions established under this instrument.

FIVE: Acquaintance of Society: GeoPark Chile, duly represented in the manner indicated in the appearance, takes duly acquaintance and is also duly notified in this act of the pledge over the Pledged Shares and of the prohibitions contained in this instrument, and accepts without reservations the obligations and prohibitions that by this act are imposed on it, including, without limitation, the provisions referred to, and designations of, mandataries contained in this instrument.

SIX: Certificate and Value: The Shareholder declares and assures to the Collateral Agent, acting by itself and in representation and for the benefit of the Bondholders, duly represented in the manner indicated in the appearance, that: /a/ It is duly empowered to perform the declaration that this public deed contains and to perform this contract, and that this public deed has been duly subscribed and that from it arise legal, valid and enforceable obligations; /b/ GeoPark Agencia en Chile declares and guarantees that the Pledged Shares in respect of which this pledge and prohibition are established are of its entire and exclusive property; /c/ Except as indicated below, that are free of encumbrances, charges, litigation, prohibitions of encumber and dispose of or other limitations, judicial seizures, precautionary measures, preliminary rulings, remedies for the termination of the contract, and preferential rights of third parties; and that are fully paid and are not subject to promises of sale, options, conditional sales or to term, or any other act or contract to transfer the ownership of the Pledged Shares or to grant them as collateral of other obligations, or other limitations that affect their free disposal or the establishment of this pledge, the foregoing without prejudice to the agreement of shareholders in respect of GeoPark Chile, concluded between GeoPark Agencia en Chile and LG International Corp. dated twentieth of May two thousand eleven; and /d/ GeoPark Agencia en Chile also declares that no limitation exists, both in respect of the Pledged Shares as concerning itself, to conclude the pledge and prohibition hereunder declaring, in the same manner, that the Pledged Shares grant it, as the holder and owner of the Pledged Shares, the right to earn profits and any other economic benefits to be distributed by the corresponding company to its shareholders, in accordance with the bylaws of GeoPark Chile. Without prejudice to the foregoing, GeoPark Agencia en Chile represents that, by public deed dated 11 February, 2013, established a first lien pledge without conveyance on eighty-nine million nine hundred and ninety-nine thousand nine hundred and ninety-nine shares of the preferred series GeoPark Chile and fifty-nine thousand six hundred and seventy-nine shares of preferred series of GeoPark Colombia S.A., in favor of Deutsche Bank Trust Company Americas, in its capacity as the Trustee of the Bonds issued by virtue of the indenture which consists of private instrument given in English language on eleven of February two thousand thirteen and governed by the laws of the State of New York, United States of America, with the purpose of guaranteeing the obligations derived from the aforementioned issuance. This Pledge was release and written off on this same day by the Trustee, through a public deed granted before the undersigned Notary and registered under Index No. five thousand nine hundred and sicty four, being only pending the registration process of the release of the first lien non-possessory pledge and prohibition before the Department of Pledges Without Conveyance of the Servicio de Registro Civil e Identificación [Civil Registry and Identification Service], registered under Index No. twenty six thousand five hundred and thirty six dash thirteen, empowering in the aforementioned instrument the holder of and authorized copy of it, in orden to request de registration of the aforementioned release of pledge.

SEVEN: Seven. One. Extension of the Pledge. /i/ The pledge over the Pledged Shares together with the restrictions and prohibitions agreed in this contract, are extended to and guarantee the interests, including criminal interests, reasonable fees and other obligations related to the Obligations in favor of the Bondholders, the Trustee and the Collateral Agent, acting for the Trustee and the Bondholders, including also obligations for paying costs, expenses, indemnizations, taxes, rights, increments of costs, and other amounts, together with other obligations assumed by the Issuer in favor of the Bondholders, the Trustee and the Collateral Agent, acting for the Trustee and the Bondholders; all of the above being the result of the execution of the Obligations. Also, the Pledged Shares, together with the restrictions and prohibitions agreed in this contract, will guarantee all the extensions, renewals and changes that can affect the Obligations, and in general, the complete accomplishment of all the obligations derived from the Obligations in accordance to the law; does not matter if those obligations are essential of derived from the nature or other characteristics of the acts and contracts in which they are established. The referred guarantee is also extended to the payment of legal costs, including reasonable attorneys fees, if applicable, which are related to Collateral Agent actions, regarding all the actions for the payment of this pledge agreement, all in accordance with clause 13 of this instrument. /ii/ Any amounts obtained as a result of judicial or non-judicial payments of the Obligations, will be for the account of the Collateral Agent, acting for itself and in the benefit of the Trustee and the Bondholders, previous deduction of reasonable expenses for the execution of the payments, which must be paid in accordance to the Indenture, the Notes and other related documents, as stated in clause 13 of this instrument. The payment of all and each of the Obligations must be completely applied to them, not being acceptable partial payments, unless the Bondholders and the Trustee, duly represented by the Collateral Agent, expressly approve in writing a partial payment. Therefore, the Collateral Agent, representing the Bondholders and the Trustee, will be allowed to demand the payment of all or of a part of the Obligations. /iii/ The pledge over the Pledged Shares, including the restrictions and prohibitions agreed in this agreement, include and are extended by right of law to any increment of the value of the Pledged Shares and to the rights to receive payments that the shareholders are entitled to, including any benefits that the shares can create, such as dividends and other payments and earnings. Additionally, and in accordance to the moment and the terms and conditions established in clause 8 of this agreement, the benefits or dividends related to the Pledged Shares will be subject to the restrictions and limitations established in this agreement. /iv/ Finally, in case the Pledged Shares are expropriated, the pledge over the Pledged Shares and the prohibitions agreed in accordance to this instrument will be extended to the rights of the Shareholder in accordance to the applicable laws.

Seven.Two. Extension of the Gift. The pledged Shares. The Pledge of the Pledged Shares hereunder, shall include and shall be extended to all increases that they are vested with, and the profits and benefits they produce. As a result, the increases in the value of the Pledged Shares, and the paid up shares that are distributed and that correspond to those pledged will be covered by the pledge hereunder. The Collateral Agent is hereby authorized to earn the returns on capital that may be agreed and to credit such amounts to the Obligations if they are overdue. In the case of the issuance of new shares or the issuance of new certificates by increases in the value of the Pledged Shares the new certificates that are issued shall be subject to the pledges that are constituted hereunder, being the Collateral Agent, empowered, exclusively, to withdraw from the issuing company, the corresponding certificates, without that they can be delivered by the issuing company to GeoPark Agencia en Chile or other persons, being necessary to record the pledge on these new certificates in the Register of Shareholders of the issuing company, at the sole request of the Collateral Agent or the Notary Public who requests it on behalf of the Collateral Agent. In the case of issuance of new certificates by an increase of the value of the Pledged Shares, these certificates will replace previous ones, remaining the Collateral Agent empowered to make the corresponding exchange with the issuing company.

Seven. Three. Extension of the pledge in case of division, merger or change of domicile of the Society. In the case of a division or merger of the Society, it is hereby expressly agreed that the pledge on the Pledged Shares is made extensive also to all the shares of the new companies that are formed as a consequence of the division or merger, or that survive after such division or merger, or that would correspond to GeoPark Agencia en Chile, in its capacity as the owner of the Pledged Shares, which shall automatically be affected with the Pledge agreed in this instrument. The Collateral Agent, is hereby authorized, acting for and in benefit of the Bondholders and the Trustee, exclusively, in all the above cases, to withdraw the corresponding certificates, not being authorized the Society or new issuing company, as appropriate, to deliver them to GeoPark Agencia en Chile or another person. In such cases it shall be recorded in the corresponding Registers of Shareholders, at the sole request of the Collateral Agent acting for and in benefit of the Bondholders and the Trustee, or the Notary Public that may request it on behalf of the Collateral Agent. For its part, in the event that GeoPark Chile changes its registered office to a foreign jurisdiction, the Collateral Agent, duly represented in the form indicated in the introduction of this agreement, acting for and in benefit of the Bondholders and the Trustee, and GeoPark Agencia en Chile, at the expense of the latter, hereby undertake to carry out all the efforts that are reasonable available, including the preparation and signing of documents, so that the pledge and prohibition agreed hereunder shall remain in full force and effect in accordance with the new laws applicable to GeoPark Chile, in accordance with the terms of this Agreement. GeoPark Agencia en Chile shall be entitled, upon prior written notice given to the Collateral Agent, to replace the appropriate Pledged Shares by other shares issued by GeoPark Chile, and the Collateral Agent, duly represented in the form indicated in the introduction of this agreement, acting for and in benefit of the Bondholders and the Trustee, shall be required to execute to the respective instruments for the exercise of this right by GeoPark Agencia en Chile.

EIGHT: Exercise of the Rights of GeoPark Agencia en Chile. /i/ To the extent that the Issuer and GeoPark Agencia en Chile are fully, effectively and timely serving each and every one of the Obligations and those contained in this contract, respectively, GeoPark Agencia en Chile will retain the full exercise of the rights as the legitimate holder of the Pledged Shares is entitled to, including the exercise of the right to participate in the general meetings of shareholders with the right to speak and to vote, the right to earn and collect dividends distributed by the Society, and the exercise of other rights that may be entitled to. Without prejudice to the foregoing, it will be necessary the written consent of the Collateral Agent, duly represented in the form indicated in the introduction of this agreement, acting for and in benefit of the Bondholders and the Trustee, for exercising the right of withdrawal that articles sixty-nine et seq. of Law number eighteen thousand and forty-six on Corporations, grants to GeoPark Agencia en Chile. /ii/ If an event of default occurs and is not remedied, as such term is defined in the Indenture, the Collateral Agent, duly represented in the form indicated in the introduction of this agreement, acting for and in benefit of the Bondholders and the Trustee, prior written notice to the Society and GeoPark Agencia en Chile by means of a Notary Public and from the date of such notification, with the only merit of such notice, and without being necessary prove to any person the Event of Default concerned, will acquire the full and exclusive exercise of all rights, economic or of other nature, that legally GeoPark Agencia en Chile would be otherwise entitled to exercise as a legitimate holder of the Pledged Shares, including, especially, the right to Collect and earn dividends, being GeoPark Agencia en Chile required, in this case, to refrain from exercising these rights as well as any other right that would have been entitled by reason of its share of equity. For these purposes, GeoPark Agencia en Chile hereby grants a power of attorney, irrevocably, to the Collateral Agent duly represented in the form indicated in the introduction of this agreement, acting for and in benefit of the Bondholders and the Trustee, to exercise the right to speak and vote that corresponds to the Pledged Shares, as well as to charge and earn dividends and profits and other benefits referred to above to which is automatically extended this pledge, including the returns on capital. The benefits earned in this manner shall be allocated by the Collateral Agent, acting for and in benefit of the Bondholders and the Trustee, for payment of the Obligations. GeoPark Agencia en Chile, hereby prohibits GeoPark Chile to pay all or part of the dividends and other benefits referred to in this clause, to which this Pledge is automatically made extensive to, in other hands than the hands of the Collateral Agent, acting for and in benefit of the Bondholders and the Trustee, from the date on which the notification by a Notary Public referred to above is carried out, in accordance with the provisions of Article two thousand three hundred and eighty-nine of the Civil Code. Once the corresponding Event of Default ceases to exist, the effects of the aforementioned written notice will immediately and with full legal rights terminate.

NINE: Registration and Annotation. Acceptance Representative of GeoPark Chile. The pledge granted by means of this instrument shall be registered, at the expense of GeoPark Agencia en Chile, in the Registry of Pledges Without Conveyance, according to what is established in article twenty-four of the Law of Pledges Without Conveyance. Mrs. Fernanda Chiarini Zanetta, identified above, is present in this act in his capacity as a duly empowered representative to act on behalf of GeoPark Chile, who declares that, being duly authorized to be notified on behalf of theSociety, declares the latter to be expressly notified of the pledge and prohibitions constituted by means of this instrument, undertaking on behalf of GeoPark Chile and to the full implementation of its provisions in everything that concerns the latter. Without prejudice to the foregoing, the pledge and prohibition constituted under this public deed, shall be notified, registered and recorded into the Register of Shareholders of Geopark Chile by a Notary Public, in accordance with article twenty-three of the Law on Corporations.

TEN: Acceptation of the Pledge. The Collateral Agent, duly represented as indicated in the preamble to this instrument, acting on behalf of the Bondholders and the Trustee, accept in this act, the pledge and prohibitions constituted by GeoPark Agencia en Chile in this instrument.

ELEVEN: Delivery of the Certificates. GeoPark Agencia en Chile hereby assumes the obligation of delivering to the Collateral Agent the certificates representing the Pledged Shares, referred to in the Second clause of this agreement, obligation that must be accomplished among 60 days counted since the date of execution of this agreement. The Collateral Agent, duly represented as indicated in the preamble to this instrument, acting on behalf of the Bondholders and the Trustee, declares that once received the Pledged Shares title, it must accomplish the obligation of safe keeping the certificate representing the Pledged Shares, which must be returned to GeoPark Agencia en Chile once paid all of the Obligations, being authorized to, in its sole discretion, to return the certificates at any time prior to the complete fulfilment of the Obligations. The Collateral Agent, acting on behalf of the Bondholders and the Trustee, shall respond to the gross negligence or willful misconduct in the custody of the certificate of the Pledged Shares and will not be entitled to remuneration for such custody. GeoPark Agencia en Chile may not, in any case, request the restitution of the certificates delivered, but until the complete release of the pledge constituted hereunder, in accordance with clause fourteen below of this instrument.

TWELVE: Additional duties of GeoPark Agencia en Chile. To the extent that the Obligations have not been fully complied, GeoPark Agencia en Chile, /i/ shall defend the Pledged Shares against any claim or demand of third parties, /ii/ shall deliver to the Collateral Agent all the monies of any kind that may result or be payable in connection with any sale, transfer, redemption or disposal of the Pledged Shares, all in accordance and to the extent permitted by the Indenture and this instrument, and /iii/ shall sign all the documents and carry out all other acts as may be necessary or that the Collateral Agent, acting on behalf of the Bondholders and the Trustee, may reasonably require to register and make enforceable this pledge.

THIRTEEN: Enforcement of the Pledge. 13.1. The pledge hereunder can be enforced by the Collateral Agent, on behalf of the Bondholders and the Trustee, in accordance with the provisions of the Indenture, the Bonds, and other documents of the transaction, immediately upon the occurrence and continuance of any Event of Default, resulting in the immediate enforceability of each and every one of the Obligations, as if they were overdue. Similarly, the Collateral Agent, acting on behalf of the Bondholders and the Trustee, may enforce it immediately in the event that GeoPark Agencia en Chile fails to comply in a timely manner its Obligations under the provisions of this pledge instrument. 13.2 In case of occurrence of an event of default in accordance to the Indenture, the Notes or other documents of the transaction, the Collateral Agent, acting on behalf of the Bondholders and the Trustee, will be allowed to proceed with the enforcement of the pledge agreed hereto, assuming the obligation of selling the Pledged Shares.

FOURTEEN: Conditions for the Release and Cancellation. The Shareholder will be entitled to request the release of the pledge over the Pledged Shares and prohibitions agreed hereto, in each and all of the cases established in Section 11.05 of the Indenture. The Collateral Agent, acting in favor of the Bondholders and the Trustee, cannot deny the release of the pledge agreed hereto, without a justified cause, and the release must be granted among 10 days after any of the cases established in Section 11.05 of the Indenture occur..

FIFTEEN: Power to the Bearer. The bearer of an authorized copy of this deed is hereby empowered to request registrations, sub-registrations or annotations that are legally appropriate in the corresponding registries.

SIXTEEN: Expenses. All expenses, notarial and registration duties in connection with this contract and the consummation of this Pledge or with complementary public deeds to be granted to clarify, rectify or make additions to this instrument, and those corresponding to cancellations or releases of the same will be of the exclusive expense of GeoPark Agencia en Chile.

SEVENTEEN: Further Assurances. 17.1 It is noted that the pledge and prohibitions constituted hereunder are notwithstanding any other warranty or prohibition that may have been granted by the GeoPark Agencia en Chile and/or by third parties, either in rem or personal, for securing the Obligations. 17.2 The Shareholder and TMF declare to be aware and to accept the designation of the Collateral Agent as collateral agent in accordance to the Indenture, the Bonds and the other documents of the transaction; and also for any required effects in accordance to applicable law for the execution of the pledge agreed hereto. Therefore, the Shareholder acknowledges that all the actions, agreements and notifications that must be executed or received, together with any rights on the side of the Collateral Agent, acting in the benefit of the Bondholders and the Trustee, can be subscribed or executed by TMF, acting always in representation of the Collateral Agent in accordance to the corresponding POA, the Indenture, the Notes and the other documents of the transaction, always in accordance to applicable law. As result of the above, any notification or request to TMF referred to in accordance with this agreement, will be considered as effected to the Collateral Agent, acting in the benefit of the Bondholders and the Trustee, notwithstanding authorizations which must be granted by the Trustee or the Bondholders, or that are required in accordance to the Indenture, the Notes and other related documents and the corresponding POA.

EIGHTEEN: Indivisibility. It is noted that the Obligations of GeoPark Agencia en Chile has assumed under this contract are indivisible.

NINETEEN: Sufficient Title. GeoPark Agencia en Chile represents and guarantees to the Collateral Agent and in favor of the Bondholders and the Trustee, that an authorized and a faithful copy of this deed together with the Bonds constitutes a good and sufficient title to initiate the legal actions that may correspond in connection with the Obligations. The provisions of this instrument shall not be considered under any circumstances as a limitation of the rights of Bondholders according to the Indenture, the Bonds, this instrument, or the rights under the law, nor as a substitute or limitation of the rights granted to the Bondholders or the Collateral Agent acting in favor of the Bondholders and the Trustee, under the Indenture or the Bonds.

TWENTY: Power of Attorney. GeoPark Agencia en Chile grants an irreversible power of attorney to Fernanda Chiarini Zanetta, already individualized, acting individually to receive, in representation of GeoPark Agencia en Chile, notices and judicial and/or extrajudicial requirements, in any action, proceeding or trial, related with this contract and the obligations, under any applicable proceeding and in front of any competent court or authority, in a manner that, once the attorney is notified or required GeoPark Agencia en Chile will be understood as validly subpoenaed in the action, proceeding or trial. In the execution of this irreversible mandate, the mandataries will be broadly empowered to judicially represent GeoPark Agencia en Chile, including faculties to receive all class of notices, respond to lawsuits and to act with all the faculties comprised in both paragraphs of article seven of the Code of Civil Procedure, which are considered to be expressly and completely reproduced hereto. GeoPark Agencia en Chile hereby expressly declares that this power of attorney has an irreversible nature, in the terms described in article two hundred and forty of the Code of Commerce, as its execution concerns the Collateral Agent, acting by and for the Bondholders.

Presents in this act, Mrs. Chirarini of legal age and who credit their identities by the referred identity documents, declare that they accept the special power granted by this clause, and they oblige themselves to not renounce to it without the written consent of the Collateral Agent, acting by and for the Bondholders and the Trustee, in whose benefit has been granted.

TWENTY ONE: Successors and Assigns Geopark Agencia en Chile states that this pledge and prohibition contract and the powers granted herein, as well as the exercise of the rights which may derive thereof, are not subject to taxes or charges of any nature, and consequently the Collateral Agent, acting in favor of the Bondholders and the Trustee, may freely exercise its rights, without any restrictions. In addition, GeoPark Agencia en Chile agrees that the pledge and prohibition hereunder shall be for the benefit of, and the rights granted hereunder may be exercised by, the Collateral Agent, acting in favor of the Bondholders and the Trustee, or those who assume as its successors or assignees, and by those who legally or conventionally subrogate in the rights of the Collateral Agent, acting in favor of the Bondholders and the Trustee. Such successors and assignees, and the persons who legally or contractually subrogate it, shall have, against GeoPark Agencia en Chile the same rights and benefits granted hereunder to the Collateral Agent, considering them as the such for all legal and contractual purposes.

TWENTY TWO: Obligations in Foreign Currency. It is noted that any obligation under the Indenture, the Bonds and other documents of the Transaction, which payment has been agreed to be made in a foreign currency, will be considered settled up to the amount received in convertible market exchange currencies or, if the payment has been made in other currencies, only up to the amount that with such currency may be possible to purchase the foreign currency necessary to proceed with the payment as provided by law or by an agreement, on the following business day to the day on which received the correspondent monies.

TWENTY-THREE: Taxes. GeoPark Agencia en Chile hereby declares that the pledge in this public deed is not subject to any type of tax and undertakes to pay all taxes that may be payable in the future in connection with this agreement or with the Pledged Shares.

TWENTY-FOUR: Nullity or Unenforceability. If for any reason, one or more of the provisions of this instrument is declared void or ineffective in whole or in part, such declaration shall not necessarily affect the validity of the remaining provisions of this instrument or of the Indenture and the Bonds or any other documents related thereto in accordance with the provisions of the law.

TWENTY-FIVE: Absence of Amendment and Novation. The provisions in this instrument shall not be considered under any circumstance as an amendment or limitation of rights of the Collateral Agent, acting in favor of the Bondholders and the Trustee, or GeoPark Agencia en Chile under the law, the Indenture and the Bonds or any other instrument granted pursuant to the above, nor constitutes a novation under any concept.

TWENTY-SIX: Domicile and Jurisdiction. For all legal purposes derived from execution of this agreement, GeoPark Agencia en Chile sets its domicile in the city of Santiago and submits to the jurisdiction of the ordinary courts of justice in the commune of Santiago, Chile.

TWENTY-SEVEN: Applicable Law. The Pledge and prohibition constituted in this instrument shall be governed by the law of Chile.

TWENTY-EIGHT: Power of Rectification. The parties hereunder grant irrevocable power of attorney to Messrs. Bernardo Simian Soza and Juan Cristóbal Schmidt Canessa, so that acting any one of them in conjunction with any of Messrs. Juan Pablo Baraona Rufatt and Raúl Marshall Julian, can clarify, supplement or amend this deed in everything that may be necessary, being able to execute and sign to the effect, all kinds of public deeds of clarification, supplementation or rectification of this instrument.

TWENTY-NINE: Headings. The titles assigned by the parties to the provisions hereunder have been set forth for reference purposes and ease of reading only, without affecting the meaning or scope that the clause in its entirety may have other than such title.

THIRTY: Collateral Security of the Collateral Agent. The Collateral Agent, acting in favor of the Bondholders and the Trustee, shall act under the terms of this instrument according to the terms and conditions set forth in the Indenture, the Bonds and other documents of the transaction. Each and every one of the acts that the Collateral Agent, acting in favor of the Bondholders and the Trustee, executes or fails to execute under this instrument shall be covered by the provisions of indemnity set forth in the Indenture, the Bonds and other documents of the transaction, and the Collateral Agent will have safeguards, immunities, rights, compensation, and benefits conferred on it by the Indenture, which are incorporated herein by reference.

LEGAL CAPACITIES. The legal capacity of Ms. Fernanda Chiarini Zanetta to represent GeoPark Latin America Limited Agencia en Chile, consists of the power of attorney granted on September 13, 2017, in the Notary of Santiago of Mr. Raul Undurraga Laso, Index number five thousand eight hundred and thirty. The legal capacity of Ms. Fernanda Chiarini Zanetta to act on behalf of GeoPark Chile S.A. consists of the power of attorney granted on September 13, 2017, in the Notary of Santiago of Mr. Raul Undurraga Laso, Index number five thousand eight hundred and twenty nine. The legal capacity of TMF Chile Asesorías Empresariales Limitada to act on behalf of Lord Securities Corporation, consists of the power of attorney granted in New York City, United States of America, on September 20, 2017. The legal capacity of Mr. Fernando Enrique Rivera Bustos to act on behalf of TMF Chile Asesorías Empresariales consists in the public deed granted on September 10, 2008, granted in the Notary of Santiago of Mr. Iván Torrealba Acevedo. The legal capacities indicated in this instrument are not inserted herein given that they are known to the parties and to the authorizing Notary Public. In Witness whereof it is signed by the persons appearing. A copy is given.

I HEREBY ATTEST.

/s/ Fernanda Chiarini Zanetta

FERNANDA CHIARINI ZANETTA

C.I.N° 24,735,780-7

p.p. GEOPARK LATIN AMERICA LIMITED AGENCIA EN CHILE

/s/ Fernanda Chiarini Zanetta

FERNANDA CHIARINI ZANETTA

C.I.N° 24,735,780-7

p.p. GEOPARK CHILE S.A.

/s/ Fernando Enrique Rivera Bustos

FERNANDO ENRIQUE RIVERA BUSTOS

C.I.N° 7,052,003-6

p.p. TMF CHILE ASESORÍAS EMPRESARIALES LIMITADA, representing LORD SECURITIES CORPORATION

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